UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Penton Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Penton Media, Inc.
The Penton Media Building
1300 East Ninth Street
Cleveland, Ohio 44114-1503

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JULY 19, 2005

TO THE STOCKHOLDERS:
The annual meeting of stockholders of Penton Media, Inc. will be held on Tuesday, July 19, 2005, at 2:00 P.M., local time, in Conference Room 571, 5th Floor, Penton Media Bldg., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, for the following purposes:

1.	To elect one director to the Board of Directors for a one-year term expiring in 2006, to elect one director to the Board of Directors for a two-year term expiring in 2007 and to elect three directors to the Board of Directors for a three-year term expiring in 2008.

2.	To ratify the appointment of Penton’s independent certified accountants for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly be brought before the meeting.
The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.
The Board of Directors has fixed the close of business on May 31, 2005, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton’s principal executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.
Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not they plan to attend the annual meeting.

By Order of the Board of Directors

/s/ Preston L. Vice
Preston L. Vice
Secretary
Cleveland, Ohio
June 8, 2005

Penton Media, Inc.
PROXY STATEMENT
This proxy statement contains information related to the annual meeting of the stockholders of Penton Media, Inc. to be held on Tuesday, July 19, 2005, beginning at 2:00 P.M., local time, in Conference Room 571, 5th Floor, Penton Media Bldg., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2005 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about June 8, 2005.
About The Meeting
What is the purpose of the annual meeting?
At Penton’s annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include:

•	To elect one director to the Board of Directors for a one-year term expiring in 2006, to elect one director to the Board of Directors for a two-year term expiring in 2007 and to elect three directors to the Board of Directors for a three-year term expiring in 2008;

•	To ratify the appointment of Penton’s independent certified accountants for the fiscal year ending December 31, 2005; and

•	To transact such other business as may properly be brought before the meeting.
In addition, Penton’s management will report on the performance of Penton during the 2004 Fiscal Year and respond to questions from stockholders. The Company does not have a policy regarding Director attendance at annual meetings of the Company’s stockholders. Mr. Yudkoff attended the annual meeting of stockholders in 2004.
Who is entitled to vote?
Only holders of record of our outstanding common stock and preferred stock at the close of business on the record date, May 31, 2005, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting.
A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton’s principle executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.
How many votes do I get?
Each holder of common stock is entitled to one vote per share of common stock with respect to all matters on which the holders of common stock are entitled to vote. The holders of the preferred stock are entitled to a total of 8,413,030 votes with respect to all matters on which the holders of preferred stock are entitled to vote.

Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
What constitutes a quorum?
Under Penton’s Bylaws, the presence at the annual meeting, in person or by proxy, of the holders of shares of Penton stock entitled to cast at least a majority of the votes which the outstanding stock entitled to vote at the annual meeting is entitled to cast on a particular matter will constitute a quorum entitled to take action with respect to the vote on that matter. As of May 31, 2005, the record date for the annual meeting, 34,487,872 shares of common stock of Penton were outstanding and eligible to vote. Also, as of May 31, 2005, there were 50,000 shares of preferred stock outstanding, and the holders of those shares are entitled to a total of 8,413,030 votes. The holders of Penton’s common stock and preferred stock are entitled to vote on all matters.
Abstentions and broker “non-votes” are counted as present and entitled to vote for the purposes of determining a quorum.
What is a broker “non-vote”?
A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.
How do I vote?
Sign and date each proxy card you receive and return it in the prepaid envelope. All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board’s recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.
What are the Board’s recommendations?
The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the directors as described under “Election of Directors”; and

•	FOR the proposal of the Board of Directors to ratify the appointment of Penton’s independent certified accountants for the fiscal year ending December 31, 2005.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
May I change my vote after I return my proxy card?
Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of Penton, or by attending the annual meeting and voting in person.
Who will count the vote?
National City Bank, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?
The shares on your proxy card(s) represent ALL of your shares of stock of Penton. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, OFI Trust Company will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.
What does it mean if I receive more than one proxy card?
If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, National City Bank, at (800) 622-6757.
How are proxies solicited?
Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of Penton personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and Penton will reimburse them for their expenses in doing so.
The entire cost of the solicitation will be borne by Penton.
Do the stockholders have any appraisal rights with regard to any of the proposals?
No. Under Delaware law, stockholders are not entitled to appraisal rights with respect to these proposals.
When are stockholder proposals for the 2006 annual meeting of stockholders due?
To be considered for inclusion in Penton’s proxy statement for the 2006 annual stockholders meeting, stockholder proposals must be received at Penton’s offices no later than February 8, 2006. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and Penton’s Bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.
In addition, Penton’s Bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2006 annual meeting of the stockholders, such proposal or nomination must be submitted in writing to Penton’s Corporate Secretary at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the 2005 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2006 annual stockholders meeting (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2006 annual stockholders meeting or (ii) the 10th day following public announcement of the 2006 annual stockholders meeting.
Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

How does the Board select nominees for the Board?
The Nominating and Governance Committee (the “Committee”) considers candidates for Board membership suggested by its members and other Board members, as well as from management and stockholders. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Committee provided such nominations are made in accordance with the Company’s By-laws relating to advance notice of stockholder nominations.
There are no specific minimum qualifications or specific qualities or skills that are necessary for directors of the Company to possess. In evaluating director nominees, the Committee will consider criteria as it deems appropriate. The Committee will consider criteria such as judgment, skill, diversity, integrity, experience, independence from management, and the ability to devote an appropriate amount of time to Board related matters. The Committee also considers such other relevant factors, including current composition of the Board, and the need for Audit Committee expertise. After completing its evaluation, the Committee makes its recommendations to the full Board, whereupon, the Board then determines the nominees after considering the recommendations and report of the Committee. The Committee does not have a charter.
May a stockholder nominate someone to be a director of Penton?
As a stockholder, you may recommend any person as a nominee for director of Penton. Each nomination must be submitted in the same manner as for other stockholder proposals. Also, the notice must set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.
How do stockholders communicate with the Board?
Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing the Board of Directors, c/o Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. Any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be sent to the Chairman, Audit Review Committee, c/o Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. Your inquiries will not be read by the Company and will be forwarded directly to the Chairman of the Board or Chairman of the Audit Review Committee.
Does the Company have a Code of Ethics?
The Company has a Code of Business Conduct, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s Web site (www.penton.com) and will be provided upon request at no charge. The Company intends to post amendments to or waivers from its Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its Web site and will be disclosed in the next periodic report required to be filed with the Securities and Exchange Commission.
What is the security ownership of certain beneficial owners and management?
The following table sets forth information with respect to the beneficial ownership of Penton’s common stock and preferred stock as of June 2, 2005 by (a) the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director, and nominee for director, of Penton, (c) each of the executive officers of Penton listed in the Summary Compensation Table, and (d) all directors, nominees and executive officers of Penton as a group. The information set forth in the table as to directors, nominees and executive officers is based upon information furnished to Penton by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

	Number of		Percent of
	Shares of		Outstanding Shares
	Common		of Common
Name	Stock(1)		Stock(2)

ABRY Mezzanine Partners, L.P.(3)	6,011,464	(4)(5)	14.84%
c/o ABRY Partners, LLC 111 Huntington Avenue 30th Floor Boston, Massachusetts 02199
ABACUS Fund Partners, LP	1,002,746	(5)(6)	2.83
ABACUS Fund, Ltd.
c/o Paradigm Ltd.
P. O. Box 2834
Hamilton, HMLX Bermuda
Mario J. Gabelli, et al.(7)	4,380,145		12.70
One Corporate Center Rye, New York 10580
R. Douglas Greene(8)	2,505,416	(9)	7.26
c/o New Hope Group, LLC
600 Linden Ave.
Boulder, Colorado 80304
Sandler Capital Management(10)	3,005,311	(5)(11)	8.02
711 Fifth Avenue, 15th Floor New York, New York 10022
Hannah C. Craven(12)	3,005,311		8.02
Darrell C. Denny	137,203	(13)	*
Peni A. Garber(14)	6,011,464		14.84
Vincent D. Kelly	0		*
Adrian Kingshott	0		*
Harlan A. Levy	0		*
David B. Nussbaum	156,992	(15)	*
Perry A. Sook	0		*
Preston L. Vice	246,488	(16)	*
Royce Yudkoff(14)	6,011,464		14.84
All Directors and Executive Officers as a Group (11 persons)	12,062,874	(17)	27.57

*	Less than one percent

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

(2)	Calculated using 34,487,872 the number of shares of common stock outstanding as of June 2, 2005. This number excludes the number of shares of common stock (1) into which the outstanding preferred stock is convertible, (2) for which the outstanding warrants are exercisable and (3) for which any options to purchase common stock held by directors and executive officers are exercisable.

(3)	The information as to ABRY Mezzanine Partners, L.P. (ABRY) and entities controlled directly or indirectly by ABRY is derived in part from Schedule 13D, as filed with the Securities and Exchange

Commission on March 28, 2002, statements required to be filed by ABRY pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by ABRY.

(4)	ABRY does not currently own any shares of common stock. This number represents the number of shares of common stock ABRY would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. ABRY and its affiliated entities currently own 30,000 shares of preferred stock convertible, as of June 2, 2005, into approximately 5,051,464 shares of common stock and warrants to purchase an aggregate of 960,000 shares of common stock.

(5)	This number reflects the total number of shares of common stock such holder is entitled to receive upon conversion of its preferred stock and exercise of the related warrants. The number of shares into which a share of preferred stock is convertible is calculated by dividing its current liquidation preference by the conversion price of $7.61. The liquidation preference is the sum of the liquidation value of the preferred stock, currently $1,000, plus any accrued dividends. Currently, dividends compound and accrue daily. Consequently, the number of shares into which the preferred stock is convertible increases daily. So long as any of Penton’s 10 3/8% senior subordinated notes due 2011 and 11 7/8% senior secured notes due 2007 remain outstanding, the number of shares of common stock that each of ABRY and its affiliated entities, ABACUS Fund Partners, LP, ABACUS Fund, Ltd. and Sandler Capital Management and its affiliated entities are entitled to receive pursuant to the conversion of their preferred stock and exercise of the warrants is limited by the terms of the Certificate of Designations governing the preferred stock and warrant agreements, respectively, to prevent any holder or group of holders of preferred stock or warrants from becoming the beneficial owner of more than 35% of the aggregate votes of the outstanding capital stock of Penton entitled to vote in the election of directors. Currently, no holder of preferred stock is limited by this provision.

(6)	ABACUS Fund Partners, LP and ABACUS Fund, Ltd. do not currently own any shares of common stock. This number represents the number of shares of common stock they would be entitled to receive upon conversion of their preferred stock and exercise of their warrants to purchase common stock. They currently own 5,000 shares of preferred stock convertible, as of June 2, 2005, into approximately 842,746 shares of common stock and warrants to purchase an aggregate of 160,000 shares of common stock.

(7)	The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/ A, as filed with the Securities and Exchange Commission on May 17, 2005, and statements required to be filed by Mr. Gabelli and entities controlled directly or indirectly by Mr. Gabelli pursuant to Section 16(a) of the Exchange Act. Such statement discloses that (i) Mr. Gabelli directly or indirectly controls or is the chief investment officer for each of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and (iii) with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners, unless the aggregate voting interest of all such entities exceeds 25% of Penton’s total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 93,383 shares of Penton’s common stock as to which they have no voting power.

(8)	The information as to Mr. Greene is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on June 21, 1999, statements required to be filed by Mr. Greene pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by Mr. Greene. Mr. Greene has indirect beneficial ownership of the common stock under Rule 13d-3 of the Securities Exchange Act of 1934 through New Hope Group, LLC, a Colorado corporation (New Hope Group). Mr. Greene is the chief executive officer, sole director and sole shareholder of New Hope Group. Mr. Greene is a director of Penton.

(9)	Includes 11,166 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2005.

(10)	The information as to Sandler Capital Management and entities controlled directly or indirectly by Sandler is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on March 28, 2002, and information furnished to Penton separately by Sandler.

(11)	Sandler does not currently own any shares of common stock. This number represents the number of shares of common stock Sandler would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. Sandler and its affiliated entities currently own 15,000 shares of preferred stock convertible, as of June 2, 2005, into approximately 2,525,311 shares of common stock and warrants to purchase an aggregate of 480,000 shares of common stock.

(12)	Ms. Craven may be deemed to beneficially own the stock beneficially owned by Sandler and its affiliated entities because of her relationship with Sandler and its affiliated entities and because she was appointed to Penton’s Board of Directors at the request of Sandler. Ms. Craven disclaims any beneficial ownership of the shares of stock owned by Sandler and its affiliates.

(13)	Includes 55,000 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2005.

(14)	Ms. Garber and Mr. Yudkoff may be deemed to beneficially own the stock beneficially owned by ABRY and its affiliated entities because of their relationship with ABRY and its affiliated entities and because they were appointed to Penton’s Board of Directors at the request of ABRY. Ms. Garber and Mr. Yudkoff disclaim any beneficial ownership of the shares of stock owned by ABRY and its affiliates.

(15)	Includes 133,500 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2005.

(16)	Includes 45,000 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2005.

(17)	Includes the 6,011,464 shares of common stock that may be deemed to be beneficially owned by Ms. Garber and Mr. Yudkoff, the 3,005,311 shares of common stock that may be deemed to be beneficially owned by Ms. Craven and 244,666 shares subject to options currently held by directors and executive officers exercisable or exercisable within 60 days of June 2, 2005.
Proposal to Elect Four Directors to the Board (Proposal 1)
What are we asking you to approve?
One director, Adrian Kingshott, is to be elected to serve a one-year term expiring in 2006 and until his successor has been elected.
One director, Harlan A. Levy, is to be elected to serve a two-year term expiring in 2007 and until his successor has been elected.
Three directors, R. Douglas Greene, David B. Nussbaum and Royce Yudkoff, are to be elected to serve a three-year term expiring in 2008 and until their respective successors have been elected.
Penton’s Restated Certificate of Incorporation requires that its Board of Directors be divided into three classes, as nearly equal in number as possible. Further, if the number of directors which shall constitute a whole Board of Directors of the Corporation is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

What does the Board of Directors recommend with respect to Proposal 1?
The Board recommends a vote FOR the nominees.
What vote is required for this proposal?
Under applicable Delaware law, in determining whether each nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted.
A plurality of the votes of the shares of common stock and preferred stock present in person or represented by proxy and entitled to vote on the election of directors is required to elect Messrs. Greene, Kingshott, Levy and Nussbaum.
For the election of Mr. Yudkoff, a plurality of the votes of the holders of preferred stock, voting separately as a single class and to the exclusion of the holders of the common stock, is required. In addition, the holders of preferred stock have determined to submit the election of Mr. Yudkoff to a vote of the common stockholders. Consequently, the election of Mr. Yudkoff also requires a plurality of the votes of the shares of common stock and preferred stock present in person or represented by proxy and entitled to vote on the election of directors, voting together as a single class.
Except to the extent that stockholders indicate otherwise on their proxies solicited by Penton’s Board of Directors, the holders of these proxies intend to vote such proxies for the election as directors of the persons named above as nominees for election, provided that if any of the nominees for election are unable or fail to act as directors by virtue of an unexpected occurrence, these proxies will be voted for such other person or persons as will be determined by the holders of these proxies in their discretion. Alternatively, so long as this action does not conflict with the provisions of Penton’s Restated Certificate of Incorporation, as amended, the Board of Directors may, in its discretion, reduce the number of directors to be elected.
Board of Directors
Nominee for Director For a One-Year Term Expiring 2006:

	Director		Principal Occupation
Name	Since	Age	and Directorships

Adrian Kingshott	2005	45	Managing Director, Amaranth Advisors (investment managers) since May 2003. Managing Director, Goldman Sachs & Co. (investment bankers) prior to May 2003. Appointed Director of Penton in May 2005.
Nominee for Director For a Two-Year Term Expiring 2007:

	Director		Principal Occupation
Name	Since	Age	and Directorships

Harlan A. Levy	2005	49	Partner, Boies, Schiller & Flexner, LLP (attorneys at law) since July 2000. Partner, Barrett, Gravante, Carpinello & Stern (attorneys at law) prior to July 2000. Appointed Director of Penton in April 2005.

Nominees For Director For a Three-Year Term Expiring 2008:

	Director		Principal Occupation
Name	Since	Age	and Directorships

R. Douglas Greene (A)(C)(N)	1999	55	Director and Chief Executive Officer of New Hope Group, LLC (management and development company operating media, entertainment and real estate properties) since May 1999. Chairman and Chief Executive Officer of New Hope Communications Inc. from February 1981 to May 1999.
David B. Nussbaum	2004	47	Chief Executive Officer of Penton since June 2004, Executive Vice President of Penton and President of the Technology and Lifestyle Media division of Penton since September 2002, Executive Vice President of Penton and President of the Technology Media division of Penton from September 1998 until August 2002. President of Internet World Media, Inc. (a business trade show and publishing company and a subsidiary of Penton) since December 1998. Appointed Director of Penton in July 2004.
Royce Yudkoff (C)(N)	2004	49	Non-Executive Chairman of the Board of Penton since June 2004. Managing Partner of ABRY Partners, LLC (media-focused private equity investment firm) since 1989. Director of Nexstar Broadcasting Group, Inc. (television broadcasting company), Muzak Holdings, LLC (provider of business music programming) and Non-Executive Chairman of USA Mobility, Inc. (provider of paging and advanced wireless data and messaging services). Appointed Director of Penton in June 2004.

Directors Continuing in Office Until 2006:

	Director		Principal Occupation
Name	Since	Age	and Directorships

Vincent D. Kelly (A)	2003	45	Director, President and Chief Executive Officer of USA Mobility, Inc. (provider of paging and advanced wireless data and messaging services) since November 2004. President and Chief Executive Officer of Metrocall Holdings, Inc. (provider of paging and advanced wireless data and messaging services) from February 2003 to November 2004 and director from May 2003 to November 2004. Chief Operating Officer of Metrocall, Inc. from May 2002 to February 2003. Chief Financial Officer, Treasurer and Executive Vice President of Metrocall, Inc. from prior to 1998 to February 2003. Metrocall, Inc. filed a voluntary petition for reorganization under the U.S. bankruptcy laws in June 2002 and successfully emerged from bankruptcy in October 2002. Director of GTES, LLC (majority-owned subsidiary of USA Mobility, Inc.) since March 2004.
Perry A. Sook (I)	2003	47	Chairman of the Board, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. (television broadcasting company) since 1996. Director of Nexstar Broadcasting Group, Inc., the Television Bureau of Advertising and the Ohio University Foundation.
Directors Continuing in Office Until 2007:

	Director		Principal Occupation
Name	Since	Age	and Directorships

Peni A. Garber (I)(N)	2002	42	Partner of ABRY Partners, LLC (investment holding company) since October 2000. Co-Head of ABRY Mezzanine Partners, L.P. (investment holding company) since 2001. Director of Muzak Holdings, LLC (provider of business music programming) since March 1999.
Hannah C. Craven (A)(C)(I)	2002	39	Managing Director of Sandler Capital Management (investment holding company) since 1997.

(A)	Member of Audit Review Committee

(C)	Member of Compensation Committee

(I)	Member of Investment Committee

(N)	Member of Nominating and Governance Committee

Agreements Regarding Board Representation
  Preferred Stock Terms Regarding Board Representation
Pursuant to the agreement by which Penton sold its preferred stock and related warrants to a group of investors led by ABRY Mezzanine Partners, L.P., the holders of the preferred stock are entitled to appoint three members to the Board of Directors. At such time as the holders of convertible preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $25 million, they will lose the right to appoint the director for one of these three Board seats.
Upon the occurrence of the following events, the holders of a majority of the preferred stock may nominate two additional members to our Board of Directors and, if such triggering events have not been cured or waived prior to the end of the next succeeding quarter, may appoint one less than a minimum majority of our Board of Directors:

•	failure to comply with certain specified covenants and obligations contained in the convertible preferred stock certificate of designations or purchase agreement and such failure is not cured within 90 days;

•	any representation or warranty in the convertible preferred stock purchase agreement is proven to be false or incorrect in any material respect; and

•	any default that results in the acceleration of indebtedness, where the principal amount of such indebtedness, when added to the principal amount of all other indebtedness then in default, exceeds $5 million or final judgments for the payment of money aggregating more than $1 million (net of insurance proceeds) are entered against us and are not discharged, dismissed, or stayed pending appeal within 90 days after entry.
Upon the occurrence of the following events, the holders of a majority of the preferred stock may appoint one less than a minimum majority of our Board of Directors:

•	failure to pay the liquidation preference or any cash dividends, to the extent declared, when due; and

•	failure to comply with certain specified covenants and obligations contained in the preferred stock certificate of designations or purchase agreement.
Upon the occurrence of the following event, the holders of a majority of the preferred stock may appoint a minimum majority of our Board of Directors:

•	we initiate or consent to proceedings under any applicable bankruptcy, insolvency, composition, or other similar laws or make a conveyance or assignment for the benefit of our creditors generally or any holders of any lien takes possession of, or a receiver, administrator, or other similar officer is appointed for, all or substantially all of our properties, assets or revenues and is not discharged within 90 days.
On March 19, 2008, the holders of a majority of the preferred stock then outstanding, if they meet the threshold described in the following paragraph, will be entitled to appoint one less than a minimum majority of our Board of Directors, subject to the right to appoint a minimum majority of our Board of Directors as described in the immediately preceding paragraph.
At such time as the holders of preferred stock cease to hold shares of convertible preferred stock having an aggregate liquidation preference of at least $10 million and such holders’ beneficial ownership of our preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of preferred stock will no longer have the right to any directors.
We have also granted the holders of the preferred stock the right to have representatives attend meetings of the Board of Directors until such time as they no longer own any preferred stock, warrants or shares of common stock issued upon conversion of the preferred stock and exercise of the warrants.

  Directors Appointed by Preferred Stockholders
In accordance with the forgoing, the holders of the preferred stock are currently entitled to appoint five members to our Board of Directors. Mmes. Craven and Garber and Mr. Yudkoff fill the three seats on the Board of Directors to which the preferred stockholders were initially entitled to appoint their representatives. And, Messrs. Kelly and Sook were appointed to the Board of Directors as a result of Penton’s leverage ratio, as determined in accordance with the terms of the preferred stock purchase agreement, exceeding 7.5 to 1.0.
Meetings of the Board of Directors
The Board of Directors of Penton met ten times during 2004. All of the directors attended at least seventy-five percent of the total meetings held by the Board of Directors.
Committees of the Board of Directors and Committee Meetings
Penton’s Board of Directors has an Audit Review Committee, a Compensation Committee, an Investment Committee and a Nominating and Governance Committee. All of the directors attended at least seventy-five percent of the total meetings held by the committees on which they served in 2004.
Audit Review Committee. The Audit Review Committee consists of Mr. Kelly as Chairman, Ms. Craven and Mr. Greene. The Audit Review Committee reviews, as it deems appropriate, and approves internal accounting and financial controls for Penton and auditing practices and procedures to be employed in the preparation and audit of Penton’s financial statements. The Audit Review Committee makes recommendations to the full Board concerning the engagement of independent public accountants to audit Penton’s annual financial statements and arranges with such accountants the scope of the audit to be undertaken by such accountants. The Audit Review Committee held nine meetings in fiscal 2004.
The Board of Directors has determined that Mr. Kelly, Chairman of the Audit Review Committee, qualifies as an “audit committee financial expert” and possesses “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has determined that all members of the Audit Review Committee are financially literate and independent within the meaning of the Securities and Exchange Commission’s rules and regulations.
Compensation Committee. The Compensation Committee consists of Mr. Yudkoff as Chairman and Ms. Craven and Mr. Greene. The Compensation Committee reviews and determines the compensation of executive officers, reviews and makes recommendations to the Board with respect to salaries, bonuses, and deferred compensation of other officers and executives, compensation of directors and management succession, and makes such determinations and performs such other duties as are expressly delegated to it pursuant to the terms of any employee benefit plan of Penton. The Compensation Committee held eleven meetings in fiscal 2004.
Investment Committee. The Investment Committee consists of Ms. Craven as Chairwoman, Ms. Garber and Mr. Sook. The Investment Committee provides objectives and guidelines for the investment of funds held in trust under Penton’s pension plan, acts as the investment committee for purposes of Penton’s 401(k) plan, and reviews the performance of investment managers charged with investing Penton’s pension plan funds. The Investment Committee held four meetings in fiscal 2004.
Nominating and Governance Committee. The Nominating and Governance Committee consists of Ms. Garber as Chairwoman and Messrs. Greene and Yudkoff. All the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Governance Committee, as it deems appropriate, makes recommendations to the full Board with respect to the size and composition of the Board and its committees and with respect to nominees for election as directors. The Nominating and Governance Committee held four meetings in fiscal 2004.

The Nominating and Governance Committee considers suggestions regarding candidates for election to the Board submitted by stockholders in writing to Penton’s Secretary. With regard to the 2006 annual meeting of stockholders, any such suggestion must be received by the Secretary no later than the date by which stockholder proposals for such annual meeting must be received as described below under the heading “Stockholder Proposals for the 2006 Annual Meeting.”
Executive Officers
All officers of Penton are elected each year by the Board of Directors at its annual organization meeting. In addition to Mr. Nussbaum, information with respect to whom is set forth above, the executive officers of Penton include the following:

Darrell C. Denny, 46, President of the Lifestyle Media and IT Media Groups of Penton since September 2002, Executive Vice President of Penton and President of the Lifestyle Media division of Penton from October 2000 to September 2002. Executive Vice President/ Group President and Operating Chair from August 1998 to September 2000 of Miller Freeman, Inc. (business magazine publisher and exhibition manager).

Preston L. Vice, 57, Chief Financial Officer of Penton since February 2003, Interim Chief Financial Officer of Penton from May 2002 until February 2003, Senior Vice President and Secretary of Penton since July 1998.
Compensation
Board Compensation
Compensation of non-employee directors consists of an annual retainer of $20,000, plus $3,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended, except that $500 is paid for attending a committee meeting held on the same day as a Board meeting. The Chairman of each of the Audit Review Committee and the Compensation Committee is paid an additional $5,000 per year. Mmes. Craven and Garber and Mr. Yudkoff and employee directors are not compensated for serving as directors.
Each director of Penton will be reimbursed by Penton for out-of-pocket expenses incurred in attending Board and Board committee meetings.
Penton has adopted the Penton Media, Inc. 1998 Director Stock Option Plan (as Amended and Restated Effective as of March 15, 2001) for non-employee directors. The plan was approved by the stockholders at the 1999 annual meeting, and an increase in the number of shares of common stock authorized under the plan was approved by stockholders at the 2001 annual meeting. Pursuant to the plan, and subject to certain limitations contained in it, the Board may grant non-qualified options to purchase common stock, at an exercise price not less than fair market value on the date of grant, to directors of Penton who at the time of grant are not employees of Penton or any of its subsidiaries. In addition, the Board may authorize the grant of restricted stock or deferred shares to non-employee directors under the plan. The plan also provides that the Board may permit non-employee directors to elect to receive non-qualified options, restricted stock or deferred shares in lieu of all or a portion of such non-employee director’s compensation otherwise payable in cash.

Summary Compensation Table
The following table sets forth compensation information for the Chief Executive Officer of Penton (Mr. Kemp served as Chief Executive Officer until June of 2004; Mr. Nussbaum served as Chief Executive Officer for the remainder of 2004) and for each of Penton’s two most highly compensated other executive officers during 2004 who were serving at the end of 2004.

					Long-Term Compensation

					Awards
		Annual
		Compensation			Restricted	Securities
					Stock	Underlying	All Other
		Salary		Bonus	Award(s)	Options	Compensation
Name and Principal Position	Year	($)		($)	($)(2)	(#)	($)

Thomas L. Kemp	2004	355,000		—	463,235	—	5,028	(3)
Chief Executive Officer(4)	2003	600,000		150,000	66,600	100,000	9,725
	2002	577,500	(1)	50,000	1,653,774	—	3,739
David B. Nussbaum	2004	417,500		1,759,027	151,500	70,000	3,534	(3)
Chief Executive Officer(5)	2003	410,000		50,364	22,200	50,000	2,696
	2002	410,000		30,000	436,043	—	2,966
Darrell C. Denny	2004	333,125		205,256	26,250	25,000	6,416	(3)
President, Lifestyle Media	2003	325,000		81,560	3,922	25,000	5,172
and IT Media Groups	2002	312,813	(1)	92,350	108,698	—	5,089
Preston L. Vice	2004	225,000		109,163	69,375	30,000	1,323	(3)
Chief Financial	2003	225,000		16,765	13,305	—	1,851
Officer and Secretary	2002	192,500	(1)	27,000	373,718	—	1,310

(1)	Each of Messrs. Kemp, Denny and Vice voluntarily agreed to a 5% reduction to his 2002 base salary compared to his 2001 base salary, which reduction was effective from April 1, 2002 until December 31, 2002.

(2)	Includes Deferred Shares issued in 2002, 2003 and 2004 to Messrs. Kemp, Nussbaum, Denny and Vice and Series M Preferred Stock awarded to Messrs. Nussbaum, Denny and Vice in 2004.

Deferred shares awarded: Mr. Kemp, 211,480; Mr. Nussbaum, 55,760; Mr. Denny, 13,900; and Mr. Vice, 47,790, shares awarded in 2002; Mr. Kemp, 180,000; Mr. Nussbaum, 60,000; Mr. Denny, 10,600; and Mr. Vice 35,960, shares awarded in 2003; and Mr. Kemp, 514,706; Mr. Nussbaum, 135,000; Mr. Denny, 25,000; and Mr. Vice, 75,000, shares awarded in 2004, each having a one-year deferral period in the case of Messrs. Nussbaum, Denny and Vice; provided, however, that each such award of deferred shares will become nonforfeitable with respect to 25% of the award on each three-month anniversary of the date of grant and in the case of Mr. Kemp having a deferral period of six months. Deferral periods are subject to acceleration in the event of death, permanent disability, retirement upon reaching age 65, termination without cause, termination for good reason or upon a change of control of Penton. These numbers are based on the value of Penton’s common stock as of the date of grant. As of December 31, 2004, the value of the deferred shares awarded in 2002 was $19,033 to Mr. Kemp; $5,018 to Mr. Nussbaum; $1,251 to Mr. Denny; and $4,301 to Mr. Vice. As of December 31, 2004, the value of the deferred shares awarded in 2003 was $16,200 to Mr. Kemp; $5,400 to Mr. Nussbaum; $954 to Mr. Denny; and $3,236 to Mr. Vice. As of December 31, 2004, the value of the deferred shares awarded in 2004 was $46,324 to Mr. Kemp; $12,150 to Mr. Nussbaum; $2,250 to Mr. Denny; and $6,750 to Mr. Vice. The deferred shares do not provide for dividend equivalents or voting rights.

Series M Preferred Stock awarded: Mr. Nussbaum, 30,000; Mr. Denny, 3,750; and Mr. Vice 1,875 shares awarded in 2004. On September 13, 2004, the Company filed a Certificate of Designations for a new series of preferred stock, $0.01 par value (the “Series M Preferred Stock”) with the Secretary of State for the State of Delaware. The Board of Directors of the Company created the Series M Preferred Stock for issuance to certain officers and managers of the Company as a long-term incentive plan to incentivize management by giving them an equity stake in the performance of the Company. The Series M Preferred Stock is limited to 150,000 shares, of which 68,625 shares have been issued. Among other rights and provisions, the Series M Preferred Stock provides that the holder of each share will receive a cash distribution upon any liquidation, dissolution, winding-up or change of control of the Company. The amount of such distribution is first, a percentage of what the holders of Series C Preferred Stock and second, a percentage of what the holders of the Company’s common stock would receive upon such liquidation, dissolution, winding-up or change of control.

(3)	For term life and long-term disability insurance provided by Penton during the year.

(4)	Mr. Kemp resigned from the Company effective June 30, 2004. See “Separation Agreement with Mr. Kemp” below.

(5)	Mr. Nussbaum has served as the Chief Executive Officer since June 18, 2004.

Stock Option Grants During Year
The following table sets forth information with respect to stock options granted during 2004 to executive officers named in the Summary Compensation Table.
Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(1)
	Options Granted	Employees in	Exercise or Base	Expiration
Name	(#)(2)	Fiscal Year	Price ($/Sh)	Date	5%($)	10%($)

Thomas L. Kemp	0	0	0	0	0	0
David B. Nussbaum	70,000	14.8	$0.90	2/3/14	$39,900	$100,100
Darrell C. Denny	25,000	5.3	$0.90	2/3/14	$14,250	$35,750
Preston L. Vice	30,000	6.3	$0.90	2/3/14	$17,100	$42,900

(1)	The assumed annual rates of appreciation in the price of common stock are in accordance with rules of the Securities and Exchange Commission and are not predictions of future market prices of the common stock nor of the actual values the named executive officers will realize. In order for such annual rates of appreciation to be realized over the 10-year term of the options, the market price of the common stock would have to increase to $1.47/share (5%) or $2.33/share (10%) during that term. In such event, and assuming corresponding annual rates of increase for the market price of common stock, the market value of all currently outstanding shares of common stock would have increased by approximately $50,697,172 (5%) or $80,356,742 (10%) during that 10-year term.

(2)	Consists of non-qualified options to purchase common stock granted under the Equity Incentive Plan at an exercise price equal to the closing price of the common stock on the date of grant, February 3, 2004. Each option becomes fully exercisable on the third anniversary of the date of grant, subject to full or partial acceleration in the event of earlier termination of employment (full acceleration if earlier termination is on account of death, permanent disability, retirement upon or after reaching age sixty-five or upon a change of control of Penton; partial acceleration in increments of 33 1/3% each year commencing one year after the date of grant if termination is for any other reason other than for “cause”).

Option Exercises and Year-End Values
The following table sets forth information with respect to exercises of options during 2004 by the executive officers named in the Summary Compensation Table and the values of unexercised options held by them as of December 31, 2004.
Aggregated Option Exercises in 2004 and Year-End Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options
	on	Value	Options at Year-End (#)		at Year-End ($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas L. Kemp	0	0	100,000	0	0	0
David B. Nussbaum	0	0	133,500	120,000	0	0
Darrell C. Denny	0	0	55,000	50,000	0	0
Preston L. Vice	0	0	45,000	30,000	0	0
Employment Agreement with Mr. Kemp
During his service as Chief Executive Officer of Penton from January 1, 2004 through June 30, 2004, Mr. Kemp had an employment agreement with Penton.
Mr. Kemp’s agreement provided for participation in Penton’s Supplemental Executive Retirement Plan. Effective December 31, 2003, the Supplemental Executive Retirement Plan was frozen and all participants ceased to accrue benefits under the plan on such date. The agreement also provided for supplementary life insurance in an amount equal to one and one-half times Mr. Kemp’s salary and supplementary long-term disability coverage that provided for a maximum monthly benefit (when combined with Penton’s base long-term disability plan) of $18,333 per month.
In addition, the agreement provided for additional supplementary life and long-term disability insurance coverage that would provide benefits, in the event of Mr. Kemp’s covered death or disability, in the amount of $4,000,000, payable in a single lump sum.
The employment agreement for Mr. Kemp provided for a payment to him in an amount equal to the total of all income taxes imposed on him as a result of (a) the provision of the life insurance and the long-term disability coverage, (b) imputed income to him with respect to the Senior Executive Loan Program and (c) such payment.
The employment agreement for Mr. Kemp also provided for a payment to him in an amount equal to the total of all income taxes imposed on him as a result of (a)(i) the issuance to him of the deferred shares granted to him on April 23, 2002, on an accelerated basis following a change of control, his death or permanent disability, a termination without cause, a termination by him for good reason or involuntary retirement or (ii) any other issuance of the deferred shares if a change of control occurred prior to the payment in full of amounts due under the Senior Executive Loan Program and (b) such payment.
The employment agreement for Mr. Kemp further entitled him to receive a payment in the event that the excise tax under Section 4999 of the Internal Revenue Code applied to the issuance of the deferred shares or the payment described in the preceding paragraph and the sum of (a) the value of the deferred shares (reduced by such excise tax) plus (b) the value of the shares purchased by him pursuant to the Senior Executive Loan Program plus (c) the proceeds of any life insurance or long-term disability coverage ((a), (b) and (c), the “Loan Payments”) was less than the amount due and owing under the Senior Executive Loan Program at the time of the change of control (the “Change of Control Loan Balance”). In that event, the payment referred to in the preceding sentence would have been in an amount equal to the sum of (x) the lesser of (1) the difference between the Change of Control Loan Balance and the Loan Payments or (2) 20% of the sum of the value of the deferred shares at the time of the change of control plus such payment plus (y) an amount, such that after payment of all taxes

(including any excise tax under Code Section 4999) imposed on such payment, Mr. Kemp retained an amount equal to the Code Section 4999 excise tax imposed upon such payment.
The agreement also provided that in the event that Mr. Kemp’s employment was terminated by Penton (other than for “cause” (as defined in the agreement) or by reason of his death, disability or retirement) or by him for “good reason” (as defined in the agreement), Mr. Kemp would have been entitled to receive certain severance benefits.
Upon the occurrence of the events described in the preceding paragraph, Mr. Kemp would have been entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of three years following the date of his termination of employment. In addition, in the event that the employment of Mr. Kemp was terminated by Penton other than for cause or by Mr. Kemp for good reason within the two-year period following a “change of control,” he would have been entitled to receive a payment (payable, at his option, in a lump sum) equal to (i) Mr. Kemp’s target bonus for the year in which the termination occurred or, if higher, his target bonus for the preceding year or the year in which the change of control occurred and (ii) if his employment was terminated after July 1 of the then-current year, a pro-rated portion of his target bonus for the year in which the termination occurred or, if higher, a pro-rated portion of his target bonus for the preceding year or the year in which the change of control occurred. Mr. Kemp would also have been entitled to the continuation of certain additional benefits (e.g., medical insurance).
Payments and benefits under the employment agreement were subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by him.
The agreement included non-competition, non-solicitation and confidentiality obligations on the part of Mr. Kemp, which survived its termination.
Separation Agreement with Mr. Kemp
On March 24, 2004, the Company announced that Mr. Kemp would be leaving the Company. Mr. Kemp’s employment was terminated effective June 30, 2004, and on July 1, 2004, Mr. Kemp and the Company signed a Separation Agreement and General Release agreement. Mr. Kemp’s separation agreement provides for the following: (1) a lump-sum payment of approximately $2.3 million, of which $0.8 million has been placed in escrow, (included in this payment is severance of approximately $1.8 million per Mr. Kemp’s employment agreement; $0.3 million related to performance units granted on May 22, 2003; and $0.2 million related to the settlement of Mr. Kemp’s accrued supplemental executive retirement plan obligation); (2) the accelerated vesting of 100,000 stock options granted to Mr. Kemp prior to his termination making them immediately exercisable; (3) the immediate vesting of 125,000 performance shares in accordance with the terms of his performance share agreement dated February 5, 2002; (4) the immediate vesting of restricted stock units granted to Mr. Kemp under Penton’s Management Stock Purchase Plan; (5) continued participation for Mr. Kemp and his eligible dependents in Penton’s group health plan for 18 months after his termination; (6) Penton will use its reasonable best efforts to maintain term life insurance and long-term disability coverage for Mr. Kemp’s benefit until the date that he has no outstanding balance under the Executive Loan Program in an amount equal to at least the total amount Mr. Kemp would be required to remit under applicable tax laws if an amount equal to the remaining outstanding balance due under the note were paid to Mr. Kemp and the payment was treated as compensation paid to an employee; and (7) each year, Penton will make a payment to Mr. Kemp in an amount equal to the total of all income taxes imposed on Mr. Kemp as a result of (a) the provision of the life insurance and long-term disability coverage and (b) such payment.
In addition, the Board and Mr. Kemp agreed upon a number of provisions related to Mr. Kemp’s outstanding executive loan balance. The underlying goal of these provisions was to mitigate any tax exposure to the Company should the loan be discharged at a future date. Specifically, $0.8 million of the lump-sum payment described above has been placed in escrow and will be returned to Mr. Kemp only if he pays off the entire loan balance by its due date. Furthermore, Mr. Kemp has granted Penton a security interest in approximately 1.1 million shares of Penton common stock. These pledged securities could be transferred to Penton’s ownership under certain circumstances and used to pay down the outstanding loan balance.
On June 28, 2004, Mr. Kemp was granted 514,706 deferred shares that vested on January 3, 2005. In return for these shares, Mr. Kemp agreed to comply with the terms of certain restrictive covenants, including a non-compete and a non-solicitation covenant.
Employment Agreements With Messrs. Nussbaum, Vice and Denny
The Compensation Committee approved initial employment agreements with each of Messrs. Nussbaum, Vice and Denny in 1998, 1999 and 2000, respectively. Each of these employment agreements was amended on December 11, 2001, and Mr. Nussbaum’s employment agreement was further amended on June 23, 2004. The agreements are for terms currently expiring June 23, 2006, in the case of Mr. Nussbaum; August 24, 2006, in the case of Mr. Vice; and October 15, 2006, in the case of Mr. Denny; and renew automatically for an additional year on each anniversary of the effective date of the agreement (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive with 120 days notice.
The agreements for Messrs. Vice and Denny provide for participation in Penton’s Supplemental Executive Retirement Plan. Effective December 31, 2003, the Supplemental Executive Retirement Plan was frozen and all participants ceased to accrue benefits under the plan on such date. The agreements also provide for supplementary life insurance in an amount equal to one and one-half times each executive’s salary in the case of Mr. Denny and one times the executive’s salary in the case of Messrs. Nussbaum and Vice and supplementary long-term disability coverage that provides for a maximum monthly benefit (when combined with Penton’s base long-term disability plan) of $18,333 per month for Messrs. Nussbaum and Denny and $10,000 per month in the case of Mr. Vice.
In addition, the agreements provide for additional supplementary life and long-term disability insurance coverage for Messrs. Vice and Denny that would provide benefits, in the event of the executive’s covered death or disability, in the amount of $900,000 for Mr. Vice; and $270,000 for Mr. Denny, each payable in a single lump sum. In the event the life or long-term disability insurance coverage described in the preceding sentence cannot be procured or maintained, Penton will pay the benefit from its own funds.
The employment agreements for Messrs. Vice and Denny provide for a payment to each executive in an amount equal to the total of all income taxes imposed on the executive as a result of (a) the provision of the life insurance and the long-term disability coverage, (b) imputed income to the executive with respect to the Senior Executive Loan Program and (c) such payment.
The employment agreements for Messrs. Vice and Denny also provide for a payment to each executive in an amount equal to the total of all income taxes imposed on the executive as a result of (a)(i) the issuance to the executive of the deferred shares granted to the executive on April 23, 2002, on an accelerated basis following a change of control, the executive’s death or permanent disability, a termination without cause, a termination by the executive for “good reason” (as defined in the agreements and as described below) or involuntary retirement or (ii) any other issuance of the deferred shares if a change of control occurs prior to the payment in full of amounts due under the Senior Executive Loan Program and (b) such payment.
The employment agreements for Messrs. Vice and Denny further entitle the executive to receive a payment in the event that the excise tax under Section 4999 of the Internal Revenue Code applies to the issuance of the deferred shares or the payment described in the preceding paragraph and the sum of (a) the value of the deferred shares (reduced by such excise tax) plus (b) the value of the shares purchased by the executive pursuant to the Senior Executive Loan Program plus (c) the proceeds of any life insurance or long-term disability coverage ((a), (b) and (c), the “Loan Payments”) is less than the amount due and owing under the Senior Executive Loan Program at the time of the change of control (the “Change of Control Loan Balance”). In that event, the payment referred to in the preceding sentence will be in an amount equal to the sum of (x) the lesser of (1) the difference between the Change of Control Loan Balance and the Loan Payments or (2) 20% of the sum of the value of the deferred shares at the time of the change of control plus such payment, plus (y) an amount, such that after payment of all taxes (including any excise tax under Code Section 4999) imposed on such payment, the executives retain an amount equal to the Code Section 4999 excise tax imposed upon such payment.
The agreements also provide that in the event the executive’s employment is terminated by Penton (other than for “cause” (as defined in the agreements) or by reason of his death, disability or retirement) or by the executive for good reason, the executive will be entitled to receive certain severance benefits.
In the case of Mr. Nussbaum, he is entitled to receive (a) any accrued but unpaid salary and expense reimbursement; (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of 12 months after termination of employment; and (c) a lump sum payment equal to his target bonus.
In the case of Messrs. Vice and Denny, each such executive is entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of two years following the date of his termination of employment. In addition, in the event that the employment of Messrs. Vice or Denny is terminated by Penton other than for cause or by the executive for good reason within the two-year period following a “change of control,” each such executive will be entitled to receive a payment (payable, at the executive’s option, in a lump sum) equal to his target bonus for the year in which the termination occurs or, if higher, the executive’s target bonus for the preceding year or the year in which the change of control occurs. All executives party to such agreements are also entitled to the continuation of certain additional benefits (e.g., medical insurance).
Payments and benefits under the employment agreements are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the executive.
The transactions that are deemed to result in a change of control for the purposes of these agreements include: (a) any person (with certain exceptions as described in the agreements) becoming the beneficial owner of 40% or more of the voting stock of Penton; (b) individuals who, as of the date of the agreements, constitute the Board of Directors (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors (provided that any individual who becomes a director subsequent to the date of the agreements whose appointment or election is approved by a majority of the Incumbent Board is considered to be a member of the Incumbent Board); (c) a merger or consolidation with, or sale of all of or substantially all of Penton’s assets to another entity, as a result of which less than a majority of the voting shares of the surviving entity are owned by former stockholders of Penton; and (d) approval by the stockholders of Penton of a complete liquidation or dissolution of Penton. “Good reason” for termination of employment by the executive includes reduction in salary, the failure by Penton to extend the executive’s employment under the agreement or a breach by Penton of the terms of the agreement and, in the case of Mr. Nussbaum, a change of control.
Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive, which survive its termination.

Plans and Arrangements
Retirement Plan
Participants in the Penton Media, Inc. Retirement Plan consist of a majority of the full-time employees of Penton and its subsidiaries in the United States, including the executive officers. The plan is fully paid for by Penton, and employees become fully vested after five years of service. The annual benefit payable to an employee under the plan upon retirement, computed as a straight life annuity amount, equals the sum of the separate amounts the employee accrues for each of his years of service under the plan. Such separate amounts are determined as follows: for each year through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.85% (2.0% for years after 1986) of such year’s compensation above such wage base; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “covered compensation” and 1.85% of such year’s compensation above such “covered compensation;” and for each year thereafter, 1.2% of such year’s compensation. Years of service and compensation with Pittway Corporation prior to Penton’s spinoff from Pittway in August of 1998 are taken into account under the plan. The employee’s compensation under the plan for any year includes all salary (before any election under Pittway’s or Penton’s salary reduction plan or cafeteria plan), commissions and overtime pay and, beginning in 1989, bonuses, subject to such year’s limit applicable to tax-qualified retirement plans ($160,000 for 1999, $170,000 for 2000 and 2001, and $200,000 each year thereafter). The employee’s “covered compensation” under the plan for any year is generally the average, computed as of such year, of the Social Security wage bases for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement age under the plan is age 65, and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset amounts.
Effective December 31, 2003, the plan was frozen and participants in the plan ceased to accrue benefits under the plan as of such date. Estimated annual benefits payable under the plan upon retirement at normal retirement age for the following persons (assuming 1999 compensation at $160,000, 2000 and 2001 compensation at $170,000 and 2002 and 2003 compensation at $200,000) are $19,621 for Mr. Kemp; $14,229 for Mr. Nussbaum; $6,369 for Mr. Denny and $52,342 for Mr. Vice.
Supplemental Executive Retirement Plan
Messrs. Kemp, Denny, Nussbaum and Vice participate in Penton’s Supplemental Executive Retirement Plan, which is not tax-qualified. The annual benefit payable to a participant under the plan at age 65, computed as a straight life annuity amount, equals the sum of the separate amounts the participant accrues for each of his years of service after September 3, 1996, for Mr. Kemp; September 8, 1998, for Mr. Nussbaum; October 16, 2000, for Mr. Denny; and February 15, 1974, for Mr. Vice. Years of service and compensation with Pittway are taken into account. The separate amount for each such year is 1.85% of that portion of the participant’s salary and annual discretionary cash bonus, if any, for such year (before any election under Pittway’s or Penton’s salary reduction plan, and including any portion of such bonus taken in the form of Deferred Shares Awards) in excess of the limit applicable that year to the compensation that may be taken into account under tax-qualified retirement plans ($160,000 in 1999, $170,000 in 2000 and 2001 and $200,000 in 2002 and 2003) but less than $500,000. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Accrued benefits are subject to forfeiture in certain events. Effective December 31, 2003, the plan was frozen and participants in the plan ceased to accrue benefits under the plan as of such date. Estimated annual benefits payable under the plan upon retirement at age 65 for the following persons are $27,300 for Mr. Nussbaum; $10,564 for Mr. Denny and $11,421 for Mr. Vice.

Compensation Committee Interlocks and Insider Participation
None of the individuals who served as members of the Compensation Committee of the Board of Directors in 2004 was or has been an officer or employee of Penton or engaged in transactions with Penton (other than in his capacity as director).
None of Penton’s executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of Penton.
Compensation Committee Report on Executive Compensation
This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.
The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for Penton, determining the compensation of the Chief Executive Officer of Penton and approving the compensation proposed by the Chief Executive Officer for all other executive officers of Penton listed in the Summary Compensation Table. Actions regarding compensation for 2004 were approved by the Compensation Committee. Penton’s Compensation Committee intends to follow the compensation policies discussed below.
The Compensation Committee, comprised of three non-employee directors, has prepared this report to summarize Penton’s policies and practices with regard to executive compensation.
Objectives
Penton’s basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.
Elements of Compensation
Total compensation has three components: (1) base salary; (2) short-term incentive (generally cash bonus); and (3) long-term incentive (generally stock options and performance shares).
Base Salary
Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to Penton in the industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being overdependent on cash bonuses.
Short-Term Incentives
Annual cash bonuses are based on Penton’s attainment of its earnings objectives. Generally, all cash bonuses are tied to individual and group performance based on goals established at the start of the year, consistent with the Senior Executive Bonus Plan, and are available in proportionately greater amounts to those who can most influence corporate earnings. In addition, certain employees may use all or a portion of their cash bonuses to increase their ownership of common stock under the Penton Media, Inc. Management Stock Purchase Plan.
Long-Term Incentives
Long-term incentives consisting of stock options, deferred shares and performance shares are intended to motivate executives to make and execute plans that improve stockholders’ value over the long-term.

Chief Executive Officer Compensation
At the start of the 2001 fiscal year, the Compensation Committee set Mr. Kemp’s salary at $600,000. Mr. Kemp received 514,706 deferred shares in 2004. These deferred shares had a six-month deferral period and were issued January 13, 2005.
Mr. Kemp served as Chief Executive Officer until June 18, 2004.
Mr. Nussbaum has served as Chief Executive Officer since June 23, 2004. The Compensation Committee set Mr. Nussbaum’s salary at $425,000. In 2004, Mr. Nussbaum received 135,000 deferred shares, which had a one-year deferral period. In connection with the execution of Mr. Nussbaum’s amended and restated employment agreement, dated June 23, 2004, the deferred shares became immediately vested and nonforfeitable. These shares were issued on June 24, 2005.
This report is submitted on behalf of the Compensation Committee:

Royce Yudkoff, Chairman
Hannah C. Craven
R. Douglas Greene

Performance Graph
The following graph reflects a comparison of the cumulative total stockholder return on the common stock with the Russell 2000 Market Index and an index of peer companies, respectively, for the period commencing December 31, 1999 through December 31, 2004. The peer group consists of Reed Elsevier NV, Meredith Corporation, Inc., Playboy Enterprises, Inc. (Class B), Primedia, Inc., Reader’s Digest Association, Inc., Reed Elsevier Plc, Scholastic Corporation and United News & Media Plc. The graph assumes that the value of the investment in the common stock and each index was $100, and all dividends were reinvested. The comparisons in this graph are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be necessarily indicative of the actual future return on the common stock.

	December 31,
	1999	2000	2001	2002	2003	2004
Penton Media	$100.00	$112.46	$26.28	$2.86	$5.71	$0.38
Russell 2000 Index	100.00	95.68	96.66	75.80	110.19	129.47
Peer Group	100.00	118.81	84.53	81.48	87.95	96.14
Report of the Audit Review Committee
This Report of the Audit Review Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.
All members of the Audit Review Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

During 2004, the Audit Review Committee of the Board of Directors revised the charter for the Committee, which was approved by the full Board, a copy of which was attached as an Exhibit to the proxy statement for Penton’s 2004 annual meeting of stockholders.
As set forth in more detail in the charter, the Audit Review Committee’s primary responsibilities fall into three broad categories:

•	first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by Penton’s management, including discussions with management and Penton’s outside auditors about draft annual financial statements and key accounting and reporting matters;

•	second, the Committee is responsible for matters concerning the relationship between Penton and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Penton by them; and determining whether the outside auditors are independent (based in part on the annual letter provided to Penton pursuant to Independence Standards Board Standard No. 1); and

•	third, the Committee oversees management’s implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.
The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met nine times during 2004.
In monitoring the preparation of Penton’s financial statements, the Committee met with both management and Penton’s outside auditors to review and discuss results of operations prior to quarterly and year-end announcements and the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).
With respect to Penton’s outside auditors, the Committee, among other things, has received the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP matters relating to its independence. The Committee has also considered whether the provision of non-audit services to Penton by PricewaterhouseCoopers LLP is compatible with maintaining its independence.
Finally, the Committee reviewed proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Penton’s audited financial statements in Penton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Members of the Audit Review Committee

Vincent D. Kelly, Chairman
Hannah C. Craven
R. Douglas Greene

Certain Transactions
In 2000, Penton adopted the Senior Executive Loan Program pursuant to which certain executives purchased common stock from the Company in exchange for a promissory note. The maximum amount of indebtedness that was outstanding under this loan program since January 1, 2004 was $3,985,635 for Mr. Kemp; $1,062,623 for Mr. Nussbaum; $895,902 for Mr. Vice; and $264,958 for Mr. Denny. In the case of Messrs. Kemp, Vice and Denny, these amounts also represent the outstanding balances as of March 31, 2005. Mr. Nussbaum repaid the outstanding balance of his promissory note in June 2004.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to Penton during or with respect to 2004 by persons who were, at any time during 2004, directors or officers of Penton or beneficial owners of more than 10% of the outstanding shares of common stock, no such person failed to file on a timely basis any report required by such section during 2004.
Proposal to Ratify the Appointment of the Independent Certified Accountants of Penton for the Fiscal Year Ending December 31, 2005 (Proposal 2)
What are we asking you to approve?
PricewaterhouseCoopers LLP, who served as auditors for the year ended December 31, 2004, has been selected by the Board, upon recommendation of the Audit Review Committee, to audit the consolidated financial statements of Penton for the year ending December 31, 2005. We are asking you to ratify this engagement. It is expected that one or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.
What does the Board of Directors recommend with respect to Proposal 2?
The Board recommends a vote FOR the ratification of the appointment of the independent certified accountants.
What vote is required for this proposal?
The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 2. Under applicable Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.
What fees have been paid to accountants for the fiscal year ending December 31, 2004?
The following table sets forth the aggregate fees paid to PricewaterhouseCoopers LLP for audit services rendered in connection with the consolidated financial statements and reports for 2004 and 2003 and for other services rendered during 2004 and 2003 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands):

	2004	2003

Audit fees	$751	$433
Audit related fees	171	209
Tax fees	51	81
All other fees	—	216

Total	$973	$939

Audit Fees
Consists of fees billed for professional services rendered for the audit of the Company’s year-end consolidated financial statements and the reviews of interim financial statements in the Company’s Form 10-Q reports.
Audit-Related Fees
Consists of fees billed for services related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.
Tax Fees
Tax fees represent fees for tax compliance, tax consulting and tax planning.
All Other Fees
For 2003, consists of fees for a process improvement project completed in 2003 and for other miscellaneous services not reported above.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services.
Stockholder Proposals for the 2006 Annual Meeting
Stockholders who intend to have a proposal considered for inclusion in Penton’s proxy materials for presentation at the 2006 annual stockholders meeting must submit the proposal to Penton no later than February 8, 2006. Stockholders who intend to present a proposal at the 2006 annual meeting without inclusion of such proposal in Penton’s proxy materials are required to provide notice of such proposal to Penton in accordance with the advance notice procedures for stockholder proposals set forth in Penton’s Bylaws and summarized below. Penton reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders of Penton, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual or special meeting may only consider proposals or nominations brought before the meeting by Penton, by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to Penton’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.
To be timely, notice by stockholders of nominations or proposals to be brought before any special meeting of stockholders must be delivered to the Secretary of Penton not earlier than the 90th day prior to such meeting and not later than the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notice by stockholders of nominations or proposals to be brought before any annual meeting must be received by the Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following public announcement of such meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business. In the case of nomination of any person for election as a director, the notice must also set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.
Other Matters
The management of Penton does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

By Order of the Board of Directors

/s/ Preston L. Vice
Preston L. Vice
Secretary
Cleveland, Ohio
June 8, 2005

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND

RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE

FOLD AND DETACH HERE

PENTON MEDIA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 19, 2005

FOR HOLDERS OF COMMON STOCK, PAR VALUE $.01

    Preston L. Vice, Mary E. Abood and Stephen E. Martin (each with full power of substitution) are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on July 19, 2005, and at any adjournment thereof, as follows below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as directors of the named nominees and FOR item 2.

		FOR	WITHHOLD	FOR ALL
		ALL	ALL	EXCEPT
1.	Election of Directors — Nominees: 01-Royce Yudkoff, 02-R. Douglas Greene, 03-David B. Nussbaum, 04-Harlan A. Levy, 05-Adrian Kingshott	☐	☐	☐

(Except nominee(s) written above)

		FOR	AGAINST	ABSTAIN
2.	Approve the appointment of independent accountants for fiscal year 2005.	☐	☐	☐

(Continued and to be signed on reverse side.)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44101-4301

FOLD AND DETACH HERE

(Continued from other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Dated _______________, 2005

Signature(s)

NOTE:	Please sign exactly as your name appears. Joint owners must each sign personally. Where applicable, indicate your official position or representative capacity.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND

RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE

FOLD AND DETACH HERE

PENTON MEDIA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 19, 2005

FOR HOLDERS OF SERIES C CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01

    Preston L. Vice, Mary E. Abood and Stephen E. Martin (each with full power of substitution) are hereby authorized to vote all the shares of Preferred Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on July 19, 2005, and at any adjournment thereof, as follows below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as director of the named nominee and FOR item 2.

		FOR	WITHHOLD
1.	Election of Director —	☐	☐
Nominee: 01-Royce Yudkoff

(Except nominee(s) written above)

		FOR	AGAINST	ABSTAIN
2.	Approve the appointment of independent accountants for fiscal year 2005.	☐	☐	☐

(Continued and to be signed on reverse side.)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44101-4301

FOLD AND DETACH HERE

(Continued from other side)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Dated _______________, 2005

Signature(s)

NOTE:	Please sign exactly as your name appears. Joint owners must each sign personally. Where applicable, indicate your official position or representative capacity.